FILED

2018 NOV -6 PM 4:12

SECRETARY OF STATE TALLAHASSEE, FL

AMENDED AND RESTATED ARTICLES OF INCORPORATION

Pocket Games, Inc., a corporation organized and existing under the laws of the State of Florida, hereby certifies as follows:

1. The original Articles of Incorporation of the corporation were filed with the Secretary of State of Florida on October 4, 2013.

2. Pursuant to Section 607.1003 and 607.1007 of the Florida Business Corporation Act, these Restated Articles of Incorporation restate in its entirety and integrate and further amend the provisions of the Articles of Incorporation of this corporation.

3. These Amended and Restated Articles have been adopted and approved by holders of a majority of the outstanding voting shares of the corporation.

4. The text of the Amended and Restated Articles of Incorporation as heretofore restated in its entirety is hereby restated and further amended to read as follows:

ARTICLES OF INCORPORATION
OF
GENTECH HOLDINGS, INC.

ARTICLE I. NAME

The name of the corporation is GENTECH HOLDINGS, INC. (the "Corporation").

ARTICLE II. REGISTERED OFFICE

The name and address of the Corporation's registered office in the State of Florida is InCorp Services, Inc. 17888 67th Court North, in the City of Loxahatchee, in the State of Florida.

ARTICLE III. PURPOSE

The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under Florida Law.

ARTICLE IV. CAPITAL STOCK

The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The number of shares of Common Stock authorized to be issued is Twenty Five Billion (25,000,000,000). The number of shares of Preferred Stock authorized to be issued is Two Million Five Hundred Thousand (2,500,000). The Preferred Stock and the Common Stock shall each have a par value of $0.0001 per share.

(A) Provisions Relating to the Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder's name on the records of the Corporation on each matters submitted to a vote of the stockholders, except as otherwise required by law.

(B) Pursuant to Section 607.0602 of the Florida Business Corporation Act, and Article IV of the Corporation's Articles of Incorporation the following shall constitute the designations of the Corporation's Preferred Stock:

(1) *Designation of Series AA Preferred Stock*. 2,000 of the Corporation's authorized shares of preferred stock are hereby designated as Series AA Preferred Stock (the "Series AA Preferred Stock") having the following characteristics:

(i) The Series AA Preferred Stock shall entitle the holders the right to vote, either together with holders of the Corporation's common stock, or as a separate class of shares, on any matter upon which the shareholders of common stock of the Corporation may vote, including but not limited to any resolutions purporting to vary any of their rights or create any class of capital stock ranking in priority to them or effect any reorganization which would disadvantage the Series AA Preferred Stock relative to the shares of the Corporation's common stock;

(ii) Each share of Series AA Preferred Stock shall have voting rights equal to four times the sum of (a) all shares of Common Stock issued and outstanding at time of voting; plus (b) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting; divided by (c) the number of shares of Series AA Preferred Stock issued and outstanding at the time of voting.

(iii) In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holder(s) of the Series AA Preferred Stock shall not be entitled to receive any of the assets of the Corporation;

(iv) Shall be redeemed by the Corporation at the option of the holders thereof for an aggregate of one dollar ($1.00) for all such shares of Series AA Preferred Stock so held;

(v) Shall not entitle the holder(s) thereof to receive dividends, whether in cash, property, or in securities of the Corporation; and

(vi) shall not be able to convert such Series AA Preferred Stock into the Corporation's common stock.

(C) Additional Provisions Relating to the Preferred Stock. The Board of Directors (the "Board") is authorized, subject to limitations prescribed by law and the provisions of this article 4, to provide for the issuance of additional shares of Preferred Stock in one or more series, and by filings pursuant to the applicable laws of the State of Florida, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such Series AAnd the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1) The number of shares constituting that Series AAnd distinctive designation of that series;

(2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which dates or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of share of that series;

(8) Any other relative or participation rights, preferences and limitations of that series;

(9) If no shares of any series of Preferred Stock are outstanding, the elimination of the designation, powers, preferences, and right of such shares, in which event such shares shall return to their status as authorized but undesignated Preferred Stock.

ARTICLE V. BOARD OF DIRECTORS

(A) Number. The number of directors constituting the entire Board shall be as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

(B) Vacancies. Vacancies on the Board shall be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board, or by election at an annual meeting or at a special meeting of the stockholders called for that purpose.

(C) The election of directors need not be by written ballot.

ARTICLE VI. BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VII. LIABILITY

To the fullest extent permitted by Florida law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VII will not eliminate or reduce the affect of any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE XIII. STOCKHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Florida as the Bylaws may provide. The books of the Corporation may be kept outside the State of Florida at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE IX. AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the Chief Executive Officer of GenTech Holdings, Inc. pursuant to Section 607.1003 and 607.1007 of the Florida Business Corporation Act, hereby declare and certify, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 10th day of October, 2018.

David Lovatt, Chief Executive Officer